                SUB-TRANSFER AGENCY AND SERVICE AGREEMENT


     AGREEMENT made as of the 16th day of December, 1996 by and among Morgan Stanley Asset Management Inc., a Delaware corporation ("MSAM"), ACESS INVESTOR SERVICES, INC., a Delaware corporation ("ACCESS") and Morgan Stanley Fund, Inc., a Maryland corporation.


                                RECITAL:


     WHEREAS, the Morgan Stanley Fund, Inc. is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") which has issued shares of several series (collectively, the "Funds", and individually, a "Fund"); and

     WHEREAS, MSAM is responsible for the provision of certain transfer agent, fund accounting and administration services to the Funds pursuant to the Agreement between MSAM and the Funds dated as of November 17, 1992, as amended (the "MSAM Administration Agreement"); and

     WHEREAS, MSAM wishes to retain ACCESS to provide sub-transfer agent services with respect to the Funds, and ACCESS is willing to furnish such services;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.  TERMS OF APPOINTMENT; DUTIES OF ACCESS.

     1.01 Subject to the terms and conditions set forth in this Agreement, MSAM hereby employs and appoints ACCESS as sub-transfer agent, dividend disbursing agent and shareholder service agent for each of the Funds; provided, however, that ACCESS shall not perform such duties with respect to shareholders of Morgan Stanley Money Market Fund that are participants in "PCS Program" (as used hereafter the terms "Funds" and "Fund" shall be deemed to exclude such shareholders).

     1.02 ACCESS hereby accepts such employment and appointments and agrees that on and after the effective dated of this Agreement it will act as the sub-transfer agent, dividend disbursing agent and shareholder service agent for each of the Funds on the terms and conditions set forth herein.

     1.03 ACCESS agrees that its duties and obligations hereunder will be performed in a competent, efficient and workmanlike manner with due diligence in accordance with reasonable industry practice, and that the necessary facilities, equipment and personnel for such performance will be provided.

     1.04 In order to assure compliance with section 1.03 and to implement a cooperative effort to improve the quality of sub-transfer agency and shareholder services received by each of the Funds and its shareholders, ACCESS agrees to provide and maintain quantitative performance objectives, including maximum target turn-around times and maximum target error rates, for the various services provided hereunder. ACCESS also agree to provide a reporting system designed to provide MSAM and the Board of Directors of the Funds (the "Board") on a quarterly basis with quantitative data comparing actual performance for the period with the performance objectives. The foregoing procedures are designed to provide a basis for continuing monitoring by MSAM and the Board of the quality of services rendered hereunder.

ARTICLE 2.  FEES AND EXPENSES.

     2.01 For the services to be performed by ACCESS pursuant to this Agreement, MSAM agrees to pay ACCESS the fees provided in the fee schedules agreed upon from time to time by MSAM and ACCESS.

     2.02 In addition to the amounts paid under section 2.01 above, each of the Funds agree to reimburse ACCESS promptly for reasonable out-of-pocket expenses or advances paid on the Fund's behalf by ACCESS in connection with its performance under this Agreement for postage, freight, envelopes, checks, drafts, continuous forms, reports and statements, telephone, telegraph, costs of outside mailing firms, necessary outside record storage costs, media for storage of records (e.g., microfilm, microfiche and computer tapes) and printing costs incurred due to special requirements of such Fund. In addition, any other special out-of-pocket expenses paid by ACCESS at the specific request of any of the Funds will be promptly reimbursed by the requesting Fund. Postage for mailings of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advances to ACCESS by the respective Fund three business days prior to the mailing date of such materials.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF ACCESS.

            ACCESS represents and warrants to MSAM and the Funds that:

     3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

     3.02 It is duly registered as a transfer agent under The Securities Exchange Act of 1934.

     3.03 It is duly qualified to carry on its business in the states of Texas and Missouri.

     3.04 It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

     3.05 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.06 It has and will continue to have during the term of this Agreement access to the necessary facilities, equipment and personnel to perform its duties and obligations hereunder.

     3.07 It will maintain a system regarding "as of" transactions as follows:

            (a) Each "as of" transaction effected at a price other than that in effect on the day of processing for which an estimate has not been given to any of the affected Funds and which is necessitated by ACCESS' error, or delay for which ACCESS is responsible or which could have been avoided through the exercise of reasonable care, will be identified, and the net effect of such transactions deemed, on a daily basis for each such Fund.

            (b) The cumulative effect of the transactions included in paragraph (a) above will be determined each day throughout each month. If, on any day during the month, the cumulative net effect upon any Fund is negative and exceeds an amount equivalent to 1/2 of 1 cent per share of such Fund, ACCESS shall promptly make a payment to such Fund (in cash or through use of a credit as described in paragraph (c) below) in such amount as necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share of such Fund. If on the last business day of the month the cumulative net effect (adjusted by the amount of any payments pursuant to the preceding sentence) upon any Fund is negative, ACCESS shall promptly make a payment to such Fund (in cash or through use of a credit as described in paragraph (c) below) of an equivalent amount. If on the last business day of the month the cumulative net effect (similarly adjusted) upon any Fund is positive, ACCESS shall be entitled to recover certain past payments and to a credit against all future payments made under this paragraph to such Fund, as described in paragraph (c) below.

            (c) At the end of each month, any positive cumulative net effect upon any Fund shall be deemed to be a credit to ACCESS which shall first be applied to recover from that Fund any payments made by ACCESS to such Fund under paragraph (b) above during the year. Any portion of a credit to ACCESS not so used shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects that would otherwise require a payment to such Fund pursuant to paragraph (b) above.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF MSAM.

            MSAM hereby represents and warrants on behalf or itself and the Fund that:

     4.01 MSAM is duly organized and in good standing under the laws of the State of Delaware.

     4.02 The Funds are duly organized and existing and in good standing under the laws of the State of Maryland.

     4.03 The Funds are series of an open-end, management investment company registered under the Investment Company Act of 1940, as amended.

     4.04 MSAM is empowered under applicable laws and regulations and by its Articles of Incorporation and by-laws to enter into and perform this Agreement.

     4.05 All requisite proceedings have been taken by MSAM's and the Funds' Boards to authorize MSAM to enter into and perform this Agreement.

     4.06 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all Fund shares being offered for sale.

ARTICLE 5.  INDEMNIFICATION.

     5.01 ACCESS shall not be responsible for and MSAM shall indemnify and hold ACCESS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:

            (a) All actions of ACCESS required to be taken by ACCESS for the benefit of such Fund pursuant to this Agreement, provided ACCESS has acted in good faith with due diligence and without negligence or willful misconduct.

            (b) The reasonable reliance by ACCESS on, or reasonable use by ACCESS for the benefit of a Fund of, information, records and documents which have been prepared or maintained by or on behalf of such Fund or have been furnished to ACCESS by or on behalf of such Fund.

            (c) The reasonable reliance by ACCESS on, or the carrying out by ACCESS for the benefit of a Fund of, any instructions or requests of such Fund.

            (d) The offer or sale of such Fund's shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such shares in such state unless such violation results from any failure by ACCESS to comply with written instructions of such Fund that no offers or sales of such Fund's shares be made in general or to the residents of a particular state.

            (e) Such Fund's refusal or failure to comply with the terms of this Agreement, or such Fund's lack of good faith, negligence or willful misconduct or the breach of any representative or warranty of such Fund hereunder.

     5.02 ACCESS shall indemnify and hold MSAM and each of the Funds harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to ACCESS' refusal or failure to comply with the terms of this Agreement, or ACCESS' lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of ACCESS hereunder.

     5.03 At any time ACCESS may apply to any authorized officer of any of the Funds for instructions, and may consult with any of the Funds' legal counsel, at the expense of such concerned Fund, with respect to any matter arising in connection with the services to be performed by ACCESS under this Agreement, and ACCESS shall not be liable and shall be indemnified by such concerned Fund for any action taken or omitted by it in good faith in reasonable reliance upon such instructions or upon the opinion of such counsel. ACCESS shall be protected and indemnified in acting upon any paper or document reasonably believed by ACCESS to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice from the concerned Fund. ACCESS shall also be protected and indemnified in recognizing stock certificates which ACCESS reasonably believes to bear the proper manual or facsimile signatures of the officers of the concerned Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     5.04 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.05 In no event and under no circumstances shall any party to this Agreement be liable to another party for consequential damages under any provision of this Agreement or for ant act or failure to act hereunder.

     5.06   In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which one party may be required to indemnify another, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any comprise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

ARTICLE 6.  COVENANTS OF MSAM AND ACCESS.

     6.01   MSAM shall promptly furnish to ACCESS the following:

            (a) Certified copies of the resolution of the Funds' Board authorizing the appointment of ACCESS and the execution and delivery of this Agreement.

            (b) Certified copies of the Funds' Articles of Incorporation and by-laws and all amendments thereto.

     6.02 ACCESS hereby agrees to maintain facilities and procedures reasonably acceptable to MSAM and the Funds for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     6.03 ACCESS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable; provided, however, that all accounts, books and other records of each of the Funds (hereinafter referred to as "Fund Records") prepared or maintained by ACCESS hereunder shall be maintained and kept current in compliance with
Section 31 of the Investment Company Act of 1940 and the Rules thereunder (such Section and Rules being hereinafter referred to as the "1940 Act Requirements"). To the extent required by the 1940 Act Requirements, ACCESS agrees that all Fund Records prepared or maintained by ACCESS hereunder are the property of the concerned Fund and shall be perserved and made available in accordance with the 1940 Act Requirements, and shall be surrendered promptly to the concerned Fund on its request. ACCESS agrees at such reasonable times as may be requested by the Board and at least quarterly to provide (i) written confirmation to the Board that all Fund Records are maintained and kept current in accordance with the 1940 Act Requirements, and
(ii) such other reports regarding its performance hereunder as may be reasonably requested by the Board.

     6.04 ACCESS and each of the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     6.05 In case of any requests or demands for the inspection of any of the Fund Records, ACCESS will endeavor to notify each of the concerned Funds and to secure instructions from an authorized officer of each of the concerned Funds as to such inspection. ACCESS reserves the right, however, to exhibit such Fund Records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit such Fund records to such person.

ARTICLE 7.  TERM AND TERMINATION OF AGREEMENT.

     7.01 This Agreement shall remain in effect until terminated by a party with respect to that party for good and reasonable cause at any time by giving written notice to the other party at least 120 days prior to the date on which such termination is to be effective. Any unpaid fees or reimbursable expenses payable to ACCESS shall be due on any such termination date. ACCESS agrees to use its best effort to cooperate with each of the Funds and the successor sub-transfer agent or agents in accomplishing an orderly transition.

ARTICLE 8.  MISCELLANEOUS.

     8.01 Except as provided in section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of ACCESS or MSAM, as the case may be; provided, however, that no consent shall be required for any merger of any of the Fund with, or any sale of all or substantially all the assets of any of the Funds to, another investment company.

     8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     8.03 ACCESS may, without further consent on the part of MSAM or any of the Funds, subcontract with DST, Inc., a Missouri corporation, or any other qualified servicer, for the performance of data processing activities; provided, however, that ACCESS shall be as fully responsible to MSAM and each of the Funds for the acts and omissions of DST, Inc., or other qualified servicer as it is for its own acts and omissions.

     8.04 ACCESS may, without further consent on the part of MSAM or any of the Funds, provide services to its affiliated companies. Such services may be provided at cost.

     8.05 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement with respect thereto, whether oral or written, and this Agreement may not be modified except by written instrument executed by the affected parties.

     8.06 In the event of a change in the business or regulatory environment affecting all or any portion of this Agreement, the parties hereto agree to renegotiate such affected portions in good faith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf and through their duly authorized officers, as of the date first above written.



                                   MORGAN STANLEY ASSET
                                   MANAGEMENT INC.


                                   BY:
                                      -------------------------

                                   NAME:
                                        -----------------------

                                   ITS:
                                       ------------------------
ATTEST:

---------------------


                                   MORGAN STANLEY FUND, INC.


                                   BY:
                                      -------------------------

                                   NAME:
                                        -----------------------

                                   ITS:
                                       ------------------------
ATTEST:

---------------------



                                   ACCESS INVESTOR SERVICE, INC.


                                   BY:
                                      -------------------------

                                   NAME:
                                        -----------------------

                                   ITS:
                                       ------------------------
ATTEST:

---------------------

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf and through their duly authorized officers, as of the date first above written.



                                   MORGAN STANLEY ASSET
                                   MANAGEMENT INC.


                                   BY:
                                      -------------------------

                                   NAME:
                                        -----------------------

                                   ITS:
                                       ------------------------
ATTEST:

---------------------


                                   MORGAN STANLEY FUND, INC.


                                   BY:
                                      -------------------------

                                   NAME:
                                        -----------------------

                                   ITS:
                                       ------------------------


                                   ACCESS INVESTOR SERVICE, INC.


                                   BY:
                                      ----------------------------

                                   NAME: Paul R. Wolkenberg
                                        --------------------------

                                   ITS: President, Chief Executive Officer
                                        and Director
                                        -----------------------------------

ATTEST:

---------------------

                                  PRICING SCHEDULE


                       PRICE PER ACCOUNT PLUS OUT OF POCKETS


Van Kampen Global Equity Allocation Fund          $23.38

Van Kampen Asian Growth Fund                       23.38

Van Kampen American Value Fund                     23.38

Van Kampen Latin American Fund                     23.38

Van Kampen Emerging Markets Fund                   23.38

Van Kampen Aggressive Equity Fund                  23.38

Van Kampen U.S. Real Estate Fund                   23.38

Van Kampen International Magnum Fund               23.38

Van Kampen Global Equity Fund                      23.38

Van Kampen Equity Growth Fund                      23.38

Van Kampen Emerging Markets Debt Fund              26.22

Van Kampen Global Fixed Income                     26.22

Van Kampen Worldwide High Income                   26.22

Van Kampen High Yield Fund                         26.22

Morgan Stanley Money Market Fund                   28.94

Morgan Stanley Government Obligations              28.94
Money Market Fund

Van Kampen Global Franchise Fund                   23.38


*Add $1.00 for Class B or Class C Surcharge